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                                                                     EXHIBIT 3.6

                       LIMITED LIABILITY COMPANY AGREEMENT

      This Limited Liability Company Agreement is entered into effective as of April 4, 1999 by and between Nortek, Inc. (the "Member") and Broan LLC (the "Company").

      1. Formation. The Company has been organized as a limited liability company under the Delaware Limited Liability Company Act (the "Act") by the filing of a certificate of formation (the "Certificate") with the Delaware Secretary of State.

      2. Name. The name of the Company shall be Broan LLC and all Company business shall be conducted in that name or such other name that complies with applicable law as the Member may select from time to time.

      3. Registered Office; Registered Agent Principal Office; Other Offices. The registered office and registered agent of the Company required by the Act shall be as set forth in the Certificate, or such other office or agent as the Member may designate in the manner provided by law. The principal office of the Company shall be at 926 West State Street, Hartford, Wisconsin 53027, or such other office as the Member may designate.

      4. Purpose. The purpose of the Company is to engage in the business of manufacturing, designing, distributing and supplying kitchen range goods, ventilating fans, trash compactors, door chimes, music intercoms, central vacuum systems, built-in electric heaters, bath cabinets, bathroom lighting fixtures, bathroom mirrors, bath vanities and tops, built-in hair dryers, built-in ironing centers, indoor air quality systems, other ventilation products and to engage in any activity that nor or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing.

      5. Term. The Company commenced on the effective date of the Certificate and shall continue until terminated in accordance with this Agreement.

      6. No State-Law Partnership. The Member intends that the Company not be a partnership or joint venture and that the Member not be a partner or joint venturer for any purpose other than federal or state tax purposes, and this Agreement shall not be construed to suggest otherwise.

      7. Capital Contribution. The Member has contributed to the capital of the Company its shares of capital stock of Broan Mfg. Co., Inc. The Member shall not be required to lend any funds to the Company or make any additional capital contribution to the Company.

      8. Liability of Member. The Member shall have no personal liability in its capacity as Member, whether to the Company or to any creditors of the Company or to any other third party, for the debts, liabilities, contracts or any other obligations of the Company, or for any losses of the Company.

      9. Capital Account. A capital account shall be established for the Member.

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      10. Profits and Losses. The Company's profits and losses shall be allocated to the Member's capital account.

      11. Distributions. Distributions shall be made to the Member at such times and in such amounts as determined by the Member.

      12. Management of the Company. The business and affairs of the Company shall be managed by or under the general direction of, and all rights and powers of the manager under the Act shall be vested in, the Member. The Member may designate "Officers" of the Company, including a President, one or more Vice Presidents, a Treasurer, and a Secretary. Each such Officer shall have only such power, as the Member shall from time to time designate.

      13. Reliance of Third Parties on Authority of Member. No financial institution or any other person dealing with the Member or any Officer shall be required to ascertain whether the Member or any Officer is acting in accordance with this Agreement, but such financial institution or such other person may be protected in relying solely upon the acts and assurances of and execution of any instruments by, the Member or any Officer.

      14. Exculpation and Indemnification. The Member shall not be liable to the Company for any loss suffered by the Company. The Member shall be indemnified, defended and held harmless by the Company to the fullest extent against any action, suit, inquiry, investigation or proceeding against or involving the Member by reason of the fact that the Member is or was the manager of the Company under the Act. Indemnification hereunder shall continue even if the Member shall have ceased to serve as manager of the Company. The rights granted the Member under this Section 14 shall be deemed contract rights and no amendment, repeal or modification of this Section, without the written consent of the Member, shall have the effect of limiting or denying the Member its rights hereunder.

      15. Dissolution, Liquidation and Termination. The Company shall dissolve and its affairs wound up upon the determination of the Member.

      16. Entire Agreement. This Agreement constitutes the entire agreement of the Member relating to the Company.

      17. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding conflict of laws principles.

      IN WITNESS WHEREOF, Company and the Member have executed this Agreement.

                                           NORTEK, INC.

                                      By:   /s/ Richard J. Harris
                                           --------------------------------
                                      Its: VP

                                           BROAN LLC

                                      By:   /s/ Richard J. Harris
                                           --------------------------------
                                      Its: VP